Exhibit 99.7

                         NOTICE OF GUARANTEED DELIVERY

                                      FOR

                           SUBSCRIPTION CERTIFICATES

                                   ISSUED BY

                        PIONEER COMMERCIAL FUNDING CORP.

This form, or one substantially equivalent hereto, must be used to exercise Rights pursuant to the Rights Offering described in the Prospectus dated ____________ (the "Prospectus") of Pioneer Commercial Funding Corp., a New York corporation (the "Company"), if a holder of Rights cannot deliver the subscription certificate(s) evidencing the Rights (the "Subscription Certificate(s)") to the Subscription Agent listed below (the "Subscription Agent") at or prior to 5:00 p.m, New York City time on November 2, 2001 (the "Expiration Date"). Such form musts be delivered by hand or sent by facsimile transmission or mail to the Subscription Agent, and must be received by the Subscription Agent on or prior to the Expiration Date. See "The Rights Offering
- Exercise of Rights" in the Prospectus. Payment of the Subscription Price of $2.00 per share for each share of the Company's Common Stock subscribed for upon exercise of such Rights must be received by the Subscription Agent in the manner specified in the Prospectus at or prior to the Expiration Date even if the Subscription Certificate evidencing such Rights is being delivered pursuant to the procedure for guaranteed delivery thereof.

The Subscription Agent is:

By Hand & Mail

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Fax: (718) 234-5001

To confirm receipt of Facsimile and
For General Information:
(212) 936-5100


DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.